QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to Registration Statement Form S-3 (No. 333-113827) and related Prospectus of SI International, Inc. for the registration of common stock offered by SI International, Inc. and to the incorporation by reference therein of our report dated February 10, 2004, with respect to the consolidated financial statements and schedule of SI International, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 27, 2003, filed with the Securities and Exchange Commission.

                        /s/ Ernst & Young LLP

McLean, Virginia
May 18, 2004

QuickLinks

Consent of Ernst & Young LLP, Independent Auditors